Exhibit 5.1
January 13, 2011
Dendreon Corporation
3005 First Avenue
Seattle, Washington 98121
Re:	Registration Statement on Form S-3, as amended, Filed by Dendreon Corporation
Ladies and Gentlemen:
     We have acted as counsel for Dendreon Corporation, a Delaware corporation (the “Company”), in connection with the authorization of the possible issuance and sale from time to time, on a delayed basis, by the Company of: (i) shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”), and associated preferred stock purchase rights governed by the Rights Agreement (as hereinafter defined) that may be issued to holders of the Common Stock (the “Rights”); and (ii) debt securities of the Company (the “Debt Securities”), in one or more series, certain of which may be convertible into or exchangeable for shares of Common Stock, in each case as contemplated by the Company’s Registration Statement on Form S-3 (Registration No. 333-163573), as amended by Post-Effective Amendment No. 1 thereto to which this opinion has been filed as an exhibit (as amended, the “Registration Statement”). The Common Stock, the Rights and the Debt Securities are together referred to herein as the “Securities.” The Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”). The Debt Securities are to be issued under the Indenture, dated as of March 16, 2007 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1.	The shares of Common Stock, upon receipt by the Company of such lawful consideration therefor having a value not less than the par value thereof as the Company’s Board of Directors (or an authorized committee thereof) may determine, will be validly issued, fully paid and nonassessable.

2.	When issued in accordance with the Rights Agreement, dated as of September 18, 2002 (the “Rights Agreement”), between the Company and Mellon Investor Services LLC, as rights agent, the Rights will be validly issued.

Dendreon Corporation
January 13, 2011

3.	The Debt Securities, upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or an authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.
     In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of any Securities thereunder); (ii) a prospectus supplement describing each class and/or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Securities and Exchange Commission (the "Commission”), will be timely filed with the Commission; (iii) the definitive terms of each class and/or series of Securities will have been established in accordance with the authorizing resolutions of the Company’s Board of Directors (or an authorized committee thereof) and, as applicable, the Company’s Amended and Restated Certificate of Incorporation, as amended, and applicable law; (iv) the Company will issue and deliver the Securities in the manner contemplated by the Registration Statement and any Securities, including any shares of Common Stock issuable upon conversion, exchange or exercise of any other Security, will have been authorized and reserved for issuance, in each case within the limits of the then-remaining authorized but unissued and unreserved amounts of such Securities; (v) the resolutions authorizing the Company to issue, offer and sell the Securities will have been adopted by the Company’s Board of Directors (or an authorized committee thereof) and will be in full force and effect at all times at which the Securities are offered or sold by the Company; and (vi) all Securities will be issued in compliance with applicable federal and state securities laws.
     With respect to any Securities consisting of any series of Debt Securities, we have further assumed that: (i) the Trustee has authorized, executed and delivered the Indenture, and that such Indenture is the valid, binding and enforceable obligation of the Trustee; (ii) all terms of such Debt Securities not provided for in the Indenture will have been established in accordance with the provisions of the Indenture and reflected in appropriate documentation approved by us and, if applicable, executed and delivered by the Company and the Trustee; and (iii) such Debt Securities will be executed, authenticated, issued and delivered in accordance with the provisions of the Indenture.
     The opinion set forth in paragraph 2 above is limited to the corporate authorization and valid issuance of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the authorization, execution, delivery or administration of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2 above, we have assumed that the Board of Directors of the Company has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance of the Rights.
     The opinion expressed in paragraph 3 above is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect

Dendreon Corporation
January 13, 2011

relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.
     As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to (i) the federal securities laws of the United States of America, (ii) the laws of the State of New York and (iii) the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ Jones Day